                                                                    Exhibit 10.5
                  INTELLECTUAL PROPERTY TRANSFER AGREEMENT

      AGREEMENT, made as of the 27th day of December 1999, by and between UCAR Carbon Technology Corporation, a Delaware corporation having offices at 3102 West End Avenue, Nashville, Tennessee, 37203 ("Transferor"), and UCAR Graph-Tech Inc., a Delaware corporation having offices at 11709 Madison Avenue, Lakewood, Ohio, 44107 ("Transferee").

      WHEREAS, Transferee is a wholly owned subsidiary of Transferor; and

      WHEREAS, Transferee wishes to acquire, and Transferor is willing to transfer, assign and convey, or cause to be transferred, assigned and conveyed, all of its right, title, and interest in the Assets (as defined herein); and

      WHEREAS, Transferor intends to transfer the Assets to Transferee as a contribution to capital and Transferee intends to assume the liabilities associated with the Assets in accord with Sections 351(a) and 357(a) of the Internal Revenue Code of 1986;

      NOW, THEREFORE, INTENDING TO BE LEGALLY BOUND, and for and in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

ARTICLE I     DEFINITIONS

     1.01     Assets. "Assets" shall mean the following:

     (i) All United States and foreign patents and patent applications listed in Schedule B attached hereto, and all continuations, continuations-in-part, divisions, reissues and other patents which may be issued by any country based in whole or in part on the patents or applications listed in Schedule B attached hereto (the "Patents");

     (ii) All technology contracts (including patent licenses) listed in Schedule C attached hereto (the "Technology Contracts");

     (iii) All technical information, know-how and trade secrets, including but not limited to all notebooks, records, reports, data, documents, drawings, specifications, manuals, memoranda and computer programs, used primarily in the Business (the "Technology");

     (iv) All trademarks, trade names and service marks, registrations and applications therefor, and trademark license agreements listed on Schedule D attached hereto (the "Trademarks");

     (v) All copyrights, registrations and applications therefor, and copyright licenses used exclusively in Business (the "Copyrights");

     (vi) All improvements made on any invention covered by the Patents or made on the Technology and all other technological inventions and developments (whether or not patented) used or useful primarily in the Business (the "Improvements"); and

     (vii) All claims, suits and proceedings (including those related to infringement of property rights) in favor of Transferor to the extent, but only to the extent, that they relate primarily to the other Assets, if any (the "Claims").

     1.02 Business. "Business" shall mean the natural, acid-treated or flexible graphite business currently conducted by UCAR International Inc. ("UCAR") and its subsidiaries.

     1.03     Transfer Date. "Transfer Date" shall mean December 28, 1999.

     1.04 Third Party. "Third Party" shall mean any and all parties other than Transferor or Transferee and their respective subsidiaries.

ARTICLE II    TRANSFER OF ASSETS

     2.01 Transfer of Assets. Effective as of the Transfer Date, Transferor hereby conveys, transfers, assigns and delivers to Transferee, and Transferee hereby acquires and accepts from Transferor, all of Transferor's right, title and interest in and to the Assets.

     2.02 Capitalization. Transferor holds One Hundred (100) shares of Transferee's voting common stock, $0.01 par value (the "Stock"), which shares are fully paid and non-assessable and which constitute all the issued and outstanding shares of Transferee's capital stock. Transferor's transfer of the Assets shall be an additional contribution to capital of Transferee.

     2.03     Valuation.     The parties agree that, for book and financial
reporting purposes, the value of the Assets transferred to Transferee hereunder shall be deemed to be the sum, as of the date of the Transfer Date, of the aggregate net book value of the Assets.

     2.04     Liabilities and Indemnification.

              (a) Upon, from and after the Transfer Date, Transferee shall, without any further responsibility or liability of, or recourse to, UCAR or any direct or indirect subsidiary of UCAR (other than Transferee and its subsidiaries) or any of their directors, shareholders, officers, employees, agents, consultants, representatives, successors, transferees or assignees, absolutely and irrevocably assume and be solely liable and responsible for any and all claims, liabilities, obligations, losses, costs, expenses, litigation, proceedings, fines, taxes, levies, imposts, duties, deficiencies, assessments, charges, penalties, allegations, demands, damages (including but not limited to actual, punitive or consequential, foreseen or unforeseen, known or unknown), settlements or judgements of any kind or nature whatsoever that are or are alleged to be related to, arising from or associated with the ownership, use or possession of the Assets before or after the Transfer Date, regardless of when they arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Transfer Date, and regardless of where or against whom asserted or determined or whether asserted or determined prior or subsequent to the Transfer Date and regardless of whether or not known or unknown, fixed or contingent, asserted or unasserted, or whether arising from or alleged to arise from negligence, recklessness, violation of law, representation or misrepresentation by UCAR or its subsidiaries or their respective directors, officers, employees or agents, including without limitation any and all those with respect to infringement of the intellectual property rights of others, claims arising out of contracts, or any other alleged or actual breach or violation of any obligation or other requirement (collectively, the "Business Liabilities"). Transferee shall irrevocably indemnify and hold harmless UCAR, the direct or indirect subsidiaries of UCAR (other than Transferee and its subsidiaries) and their respective directors, shareholders, officers, employees, agents, consultants, representatives, successors, transferees and assigns from and against any and all Business Liabilities (including without limitation reasonable fees and expenses of counsel) of whatever kind and nature.

              (b) Each party shall indemnify and hold harmless the other party and its successors and assigns from and against any and all damages, claims, losses, liabilities and expenses (excluding legal, accounting and similar expenses), which arise out of any violation of this Agreement by such party.

              (c) The party entitled to indemnification hereunder (the "Indemnitee") shall promptly notify the party liable for such indemnification (the "Indemnitor") in writing upon obtaining knowledge of any damage, claim, loss, liability or expense (a "Claim") which the Indemnitee has determined has given or could give rise to a claim under Sections 2.04(a) or 2.04(b) (such written notice being hereinafter referred to as a "Notice of Claim"). A Notice of Claim shall specify in reasonable detail the nature and any particulars of any such Claim. The

Indemnitor shall satisfy its obligations under Sections 2.04(a) or 2.04(b), as the case may be, within thirty (30) days of its receipt of a Notice of Claim; provided, however, that so long as the Indemnitor is in good faith defending a Claim pursuant to paragraph (d) below, its obligation to indemnify the Indemnitee with respect thereto shall be suspended.

              (d) With respect to any third party claim, demand, suit or action which is the subject of a Notice of Claim, the Indemnitor shall, in good faith and at its own expense, defend, contest, or otherwise protect against any such claim, demand, suit or action with legal counsel of its own selection. The Indemnitee shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof through counsel of its own choice and shall have the right, but not the obligation, to assert any and all crossclaims or counterclaims it may have. So long as the Indemnitor is defending in good faith any such third party claim, demand, suit or action, the Indemnitee shall at all times cooperate in all reasonable ways with, make its relevant files and records available for inspection and copying by, and make its employees available or otherwise render reasonable assistance to, the Indemnitor. In the event that the Indemnitor fails to timely defend, contest or otherwise protect against any such third party claim, demand, suit or action, the Indemnitee shall have the right, but not the obligation, to defend, contest, assert crossclaims or counterclaims, or otherwise protect against, the same and may make any compromise or settlement thereof and recover and be indemnified for the entire cost thereof from the Indemnitor, including, without limitation, legal expenses, disbursements, and all amounts paid as a result of such third party claim, demand, suit or action or any compromise or settlement thereof.

              (e) The Indemnitor shall not settle any such action, claim, suit or demand without the written consent of the Indemnitee. Consent shall not be unreasonably withheld or delayed, except that a party may withhold or delay consent if the settlement does not provide for a complete release of the Indemnitee without any requirement for it to make payments or incur additional liabilities, obligations or burdens. In the event the Indemnitee unreasonably withholds or delays consent to a settlement, the Indemnitee will thereupon assume the defense of such action, claim, suit or demand for its own account and the Indemnitor shall be released from all liability with respect to such action, claim, suit or demand except that the Indemnitor shall remain liable with respect thereto to the extent (but only to the extent) of the obligations, liabilities or burdens it would have had under the settlement as to which the Indemnitee unreasonably withheld or delayed consent.

     2.05     Transfer Deliveries.   On the Transfer Date or promptly
thereafter, Transferor and Transferee shall deliver or cause to be delivered to one another:

              (a)     Executed and acknowledged Assignments of the Patents.

              (b) An executed and acknowledged Assignment and Assumption of the Technology Contracts.

              (c)     An executed and acknowledged Assignment of the Technology.

              (d) Executed and acknowledged Assignments or Assignment and Assumptions, as appropriate, of the Trademarks.

              (e) Executed and acknowledged Assignments or Assignment and Assumptions, as appropriate, of the Copyrights.

              (f) Executed and acknowledged Assignments of the Improvements and the Claims.

In addition, on the Transfer Date, each party shall deliver, or cause to be delivered, to the other party one certified copy of the resolutions of such party's Board of Directors evidencing the authorizations for this transaction.

     2.06     Taxes and Other Expenses.

              (a) Transferee is responsible for any taxes (including, without limitation, income, payroll, real and personal property, gross receipts, sales, use, franchise, and stamp taxes) imposed by any Federal, state or local government or other tax authority in the U.S., or by any foreign government or any subdivision or taxing authority thereof, and other fees or charges (including, without limitation, documentation, licenses and registration fees), together with any interest or penalties thereon ("Taxes and Other Charges"), which are attributable to use, possession or ownership of the Assets. If Transferor shall have paid any Taxes or Other Charges for which Transferee is responsible as aforesaid, appropriate adjustment will be made as promptly as practicable after the Transfer Date.

              (b) Transferee shall be liable for all sales, use, transfer, conveyance, bulk transfer, business and occupation, value added or gross income taxes, or other taxes, duties, excises or governmental charges (the foregoing are hereinafter referred to as "Transactional Taxes") imposed by any taxing jurisdiction with respect to the transfer or assignment of the Assets or otherwise on account of this Agreement or the transactions contemplated herein, except as otherwise provided in any tax allocation or sharing agreement between UCAR and Transferee or in Section 2.04 and except that, notwithstanding anything contained in such tax allocation or sharing agreement or in Section
2.04 to the contrary, Transferee shall not be responsible for any tax on or measured by net income of UCAR or its subsidiaries (other than Transferee and its subsidiaries) attributable solely to (i) the contribution of assets to, or the assumption of liabilities by, Transferee by or from Transferor, (ii) the transfer of capital stock of Transferee by UCAR or its subsidiaries (other than Transferee and its subsidiaries) or (iii) the restructuring of or other transactions involving UCAR or its subsidiaries (other than Transferee and its subsidiaries). Transferee shall provide Transferor with appropriate exemption certificates or direct pay certificates where possible, or shall promptly pay and discharge any such Transactional Taxes for which Transferee is responsible. The foregoing notwithstanding, in the event UCAR or its subsidiaries (other than Transferee and its subsidiaries) shall be required to pay any Transactional Taxes for which Transferee is responsible, Transferee shall promptly reimburse Transferor therefor. In the event any taxing jurisdiction subsequently determines that any additional Transactional Taxes for which Transferee is responsible (including interest or penalties thereon) shall be due, Transferee shall indemnify and hold UCAR or its subsidiaries (other than Transferee and its subsidiaries) harmless therefrom pursuant to Section 2.04.

              (c) In addition to any obligations of the parties under such tax allocation or sharing agreement, Transferor and Transferee shall cooperate regarding the filing of any tax returns (including Federal, state, local and foreign income and other tax returns) that cover a period which includes the Transfer Date.

              (d) Transferee shall be liable for all recording fees, notarial fees, and other fees and costs arising out of the transfer or assignment of the Assets, or otherwise on account of this Agreement or the transactions contemplated herein. Transferee shall promptly pay and discharge the costs of such items and shall promptly reimburse Transferor for any amounts Transferor may have expended on such items.

ARTICLE III OBLIGATION AFTER TRANSFER

     3.01     Further Transfers and Assurances.   From time to time after the
Transfer Date, each party shall execute, acknowledge and deliver any further assignments, conveyances and other assurances, documents and instruments of transfer, and take any other action consistent with this Agreement, as may be reasonably required to assign, transfer, convey, record and confirm the transfer of assets, the assumption of liabilities and the consummation of the other transactions contemplated hereby.

     3.02 Non-assignability. To the extent that any Asset or any claim, right or benefit arising thereunder or resulting therefrom (collectively the "Interests") is not capable of being assigned, transferred or conveyed without the approval, consent or waiver of the issuer thereof or the other party thereto or any third person (including a government or governmental unit), or if such assignment, transfer or conveyance or attempted assignment, transfer or conveyance would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict or is not practicable because it relates to matters involving the Assets together with other assets of Transferor not being transferred to Transferee, this Agreement shall not constitute an assignment, transfer or conveyance thereof, or an attempted assignment, transfer or conveyance thereof, until such obstacles have been removed. Anything in this Agreement to the contrary notwithstanding, Transferor is not obligated to assign, transfer or convey to Transferee any of its rights in and to any of the Interests without first obtaining all necessary approvals, consents or waivers. Transferor shall use all reasonable efforts, and Transferee shall cooperate with Transferor, to obtain all necessary approvals, consents or waivers, or to resolve any impracticabilities of transfer necessary to convey to Transferee each such Interest as soon as practicable; provided, however, that neither Transferor, nor Transferee, shall be obligated to pay any consideration therefor (except for filing fees and other ordinary administrative charges which shall be paid by Transferee) to the third person from whom such approval, consent or waiver is requested. To the extent any of the approvals, consents or waivers have not been obtained, or until the impracticabilities of transfer are resolved, Transferor shall, during the remaining term of such Interest, use all reasonable efforts, with reasonable costs of Transferor related thereto to be promptly reimbursed by Transferee, to: (i) obtain the consent of any such third person; (ii) cooperate with Transferee in any reasonable and lawful arrangement designed to provide the benefits of such Interest to Transferee so long as Transferee fully cooperates with Transferor in such arrangements; and (iii) enforce, at the request of Transferee and at the expense and for the account of Transferee, any rights of Transferor arising from such Interest against the issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Interest in accordance with the terms thereof upon the advice of Transferee).

     3.03     Records Retained by Transferor.   The parties agree that,
except as may otherwise be provided in this Agreement, Transferor shall transfer and deliver to Transferee after the Transfer Date all data, records and other information which pertain exclusively to the Assets (with the exception of (i) those created for this transaction and (ii) those required to enable UCAR and its subsidiaries (other than Transferee and its subsidiaries) to perform their obligations under other agreements with Transferee and its subsidiaries, which shall be so transferred and delivered after such obligations terminated), including, without limitation, tax records and personnel records (all of the foregoing being hereinafter called "Business Records"). To the extent that the original copies of any such Business Records also contain information relating to UCAR or any of its subsidiaries (other than Transferee and its subsidiaries), Transferor may transfer and deliver to Transferee copies deleting such information but shall not destroy the original Business Records (except in accordance with normal records retention policies) or otherwise take action to make such original Business Records unavailable to

Transferee. Any Business Records which Transferor requires in connection with pending or threatened litigation or tax examination or audit, or which are otherwise subject to Hold Orders as provided in Transferor's records retention policy manual, may be retained by Transferor and copies thereof delivered to Transferee.

     3.04     Access to Records by Transferor.   In addition to any obligations
of the parties under any such other agreements, following the Transfer Date, Transferee shall give to Transferor and its authorized representatives full access, during regular business hours, to the records described in Section 3.05 and to any and all of its premises, properties, contracts, books, records and data related to the Assets and will cause its officers, directors and employees to furnish to Transferor, without compensation therefor, any and all data and information pertaining thereto or to the Assets or the use, ownership or disposition thereof that Transferor shall from time to time request, including requests for information, to enable UCAR and its subsidiaries (other than Transferee and its subsidiaries) to file Federal, state, local or foreign income or other tax returns, comply with orders or agreements, complete financial statement and internal control reviews and audits, or pursue or defend any pending or threatened litigation or tax examination or audit. Notwithstanding the foregoing, Transferee is not required to give enable UCAR and its subsidiaries (other than Transferee and its subsidiaries) access to such records, premises, properties, contracts, books, data or information listed above, to the extent that it relates to events occurring after UCAR ceases to directly or indirectly own or hold a majority of the then outstanding common stock of Transferee or its successors.

     3.05     Preservation of Records.   Transferee agrees that it shall
preserve and keep the records of Transferor delivered to it hereunder for the period from and after the Transfer Date prescribed by the Transferor's record retention policy in effect at the Transfer Date, or by any government agency, or for so long as may be requested in connection with any matter mentioned in Section 3.04, whichever is longer. In the event Transferee wishes to destroy such records after that time, Transferee shall first give ninety (90) days prior written notice to Transferor and Transferor shall have the right at its option and expense, upon prior written notice given to Transferee within said ninety (90) day period, to take possession of said records within one hundred and eighty (180) days after the date of Transferor's notice to Transferee hereunder.

     3.06     Confidentiality.   Except as otherwise permitted by such other
agreements, each party hereto agrees to (and agrees to cause its subsidiaries and affiliates to) refrain from using in any manner, and use its best efforts (consistent with past practices of Transferor) to keep confidential, any and all information and data concerning the business and affairs of the other party or its subsidiaries or affiliates which it has received or receives hereunder, except to the extent that such party or its subsidiaries or affiliates can demonstrate that the information or data (a) is generally available to the public as evidenced by prior written publication through no act or failure to act by it or its subsidiaries or affiliates, (b) is developed independently of such information by the party or its subsidiaries or affiliates as evidenced by written documentation, or (c) is subsequently disclosed to it or its subsidiaries or affiliates on a non-confidential basis by a Third Party not having a confidential relationship with the other party or its subsidiaries or affiliates with respect to such information or data. Notwithstanding the foregoing, each of the parties hereto or its subsidiaries or affiliates shall be free to disclose any such information or data to the extent, but only to the extent, (a) required by applicable law, (b) necessary or appropriate in connection with tax filing and reporting, financial statement and internal control reviewing, public company reporting and credit facility reporting, (c) necessary or appropriate in connection with debt or equity financing or business combination activities or (d) during the course of or in connection with any litigation, governmental investigation, arbitration or other proceeding based upon or in connection with (x) the subject matter of this Agreement or (y) the exercise of rights or enforcement of obligations involving third parties. Prior to any disclosure of trade secrets pursuant to the preceding sentence, the disclosing party shall be required to give reasonable prior notice to the other party to this Agreement of such intended disclosure and, if requested by such party, to use its best efforts to obtain a protective order or similar protection for such other party. For purposes of this Section 3.06 only, references to "party" in the context of Transferor shall mean UCAR and neither Transferee nor its subsidiaries shall be deemed to be subsidiaries or affiliates of UCAR.

     3.07 Recording of Documents. Transferee shall be responsible, at Transferee's expense, for the filing or recording of the instruments or documents delivered by Transferor hereunder, and for the preparation and recording of such additional instruments or documents as may be necessary or appropriate to perfect Transferee's title, right or interest in or to the Assets.

ARTICLE IV MISCELLANEOUS

     4.01 Binding Effect; Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Nothing herein shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement, other than an Indemnitee and UCAR and its subsidiaries as expressly provided herein. No assignment of this Agreement, or of any rights or obligations hereunder, may be made by either party hereto without the prior written consent of the other party hereto; provided, however, that no such consent shall be required with respect to an assignment in connection with: (i) an internal restructuring or realignment (including liquidation and dissolution) of businesses or subsidiaries of UCAR or Transferee; (ii) a pledge of assets as collateral security for a bona fide debt financing or credit facility (and foreclosure thereon); or

(iii) a sale or other transfer of all or a majority of the assets or business of UCAR or Transferee. Any attempted assignment without the required consent shall be void.

     4.02     Schedules.      All Schedules attached hereto, and the
instruments and documents to be delivered hereunder ("Items"), are incorporated herein and expressly made a part of this Agreement as fully as though completely set forth herein, and all references to this Agreement herein or in any of such Items shall be deemed to refer to and include all of said Items.

     4.03     Counterparts.   This Agreement may be executed in counterparts,
each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one such counterpart.

     4.04     Waiver.         The failure of any party at any time or times to
enforce or require performance of any provision hereof shall in no way operate as a waiver or affect the right of such party at a later time to enforce the same. No waiver by any party of any condition or the breach of any term, covenant or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instance, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of any breach of any other term, covenant or warranty contained in this Agreement.

     4.05     Severability.   If any provision of this Agreement shall be held
to be invalid or unenforceable in any jurisdiction for any reason, that provision shall be reformed to the maximum extent permitted to preserve the parties' original intent, failing which, it shall be severed from this Agreement with the balance of the Agreement continuing in full force and effect; provided, however, that Transferor shall have no obligation to consummate the transactions contemplated hereby if the provision being reformed or severed affects the consideration for the Assets as provided in Article 2 hereof. Such occurrence shall not have the effect of rendering the provision in question invalid or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering invalid or unenforceable any other provisions contained herein to the extent that such other provisions are not themselves actually in conflict with any applicable law.

     4.06     Governing Law and Forum.   This Agreement shall be governed by
and construed in all respects under the laws of the State of Delaware, without reference to its conflicts of laws rules or principles. Any action to enforce, or which arises out of or in any way relates to, any of the provisions of this Agreement shall be brought and prosecuted in such court or courts located within the State of Delaware as provided by law; and the parties consent to the jurisdiction of said court or courts located within the State of Delaware, and to service of process by registered mail, return receipt requested, or by any other manner provided by Delaware law.

     4.07     Entire Agreement.     This Agreement and all the Schedules
attached hereto, and all other instruments and documents to be delivered hereunder, constitute the entire understanding of the parties hereto concerning the subject matter hereof, and cancels and supersedes all previous agreements and understandings, oral or written, between the parties with respect to the subject matter hereof. Transferee disclaims reliance upon any representations, warranties or guarantees, either express or implied, by Transferor, its employees or agents. No modification of this Agreement or waiver of any terms, conditions or rights hereunder will be binding upon any party unless signed in writing by an authorized representative of such party.

     4.08     Effect of Headings.   The subject headings of the Sections of
this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

     4.09     Notices.    All notices, requests, demands, and other
communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is given, or on the fifth day after mailing if mailed to the party to whom notice is to be given by first class mail, registered or certified, postage pre-paid, properly addressed as first set forth above. Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

      IN WITNESS WHEREOF, the parties have duly executed this Agreements as of the date and year first above written.


                              UCAR CARBON TECHNOLOGY CORPORATION
                              (Transferor)


                              By: /s/
                                 ----------------------------

                              Title:
                                    -------------------------



                              UCAR GRAPH-TECH INC.
                              (Transferee)


                              By: /s/
                                  ---------------------------

                              Title:
                                    -------------------------